Filed pursuant to Rule 433

Issuer Free Writing Prospectus, dated April 9, 2018

Registration No. 333-223730

Hilton Announces Secondary Offering of 63,050,000 Shares of Common Stock and Stock Repurchase

McLean, VA – April 9, 2018 – Hilton Worldwide Holdings Inc. (“Hilton” or the “Company”) announced today that a selling stockholder affiliated with HNA Tourism Group Co., Ltd. (“HNA”) has commenced a secondary offering of 63,050,000 shares of Hilton common stock. The underwriters will have a 30-day option to purchase up to an additional 9,450,000 shares of common stock from the selling stockholder.

Hilton is not offering any shares of common stock in the offering and will not receive any proceeds from the sale of shares in this offering. In addition, none of Hilton’s officers or directors are selling any shares of common stock beneficially owned by them in the offering.

Goldman Sachs & Co. LLC, J.P. Morgan, Deutsche Bank Securities, BofA Merrill Lynch and Morgan Stanley are acting as joint book-running managers and representatives of the underwriters for the offering. UBS Investment Bank, Barclays, Wells Fargo Securities and Credit Suisse are also acting as joint book-running managers and underwriters for the offering. In addition, Evercore is serving as an advisor to the Company in connection with the offering.

The offering of these securities is being made pursuant to an effective shelf registration statement. The offering will be made only by means of a prospectus and prospectus supplement. A copy of the prospectus and prospectus supplement relating to these securities may be obtained, when available, from: Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, by telephone at 866-471-2526, by facsimile at 212-902-9316 or by email at prospectus-ny@ny.email.gs.com; J.P. Morgan Securities LLC, c/o: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-866-803-9204; Deutsche Bank Securities, 60 Wall Street, New York, NY 10005, Attention: Prospectus Group by telephone at 800-503-4611 or by e-mail at prospectus.cpdg@db.com; BofA Merrill Lynch, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attn: Prospectus Department, by telephone at 1-800-294-1322 or by email at dg.prospectus_requests@baml.com; and Morgan Stanley, Attention: Prospectus Department, 180 Varick Street, Second Floor, New York, NY 10014 or by telephone at 866-718-1649.

In addition, Hilton announced that it has entered into an agreement with the selling stockholder pursuant to which Hilton intends to repurchase 10,000,000 shares directly from the selling stockholder. Hilton has the right to increase the number of shares repurchased, up to an aggregate of 16,500,000 shares, by providing notice to HNA prior to the pricing of the offering. The share repurchase will be effected in a private, non-underwritten transaction at a price per share equal to the price per share at which the underwriters will purchase shares from the selling stockholder in the offering, less an amount equal to 1% of the public offering price per share (subject to certain adjustments). Hilton expects to fund the share repurchase with available cash, borrowings under its revolving credit facility and/or new unsecured indebtedness. Although the share repurchase will be conditioned upon, among other things, the closing of the offering, the closing of the offering will not be conditioned upon the closing of the share repurchase. The share repurchase has been approved by a committee of the Company’s board of directors comprised of independent directors who are not affiliated with HNA or the selling stockholder, and is apart from, and will not count toward, the Company’s existing share repurchase program.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Hilton

Hilton (NYSE: HLT) is a leading global hospitality company, with a portfolio of 14 world-class brands comprising more than 5,300 properties with more than 856,000 rooms, in 105 countries and territories. Hilton is dedicated to fulfilling its mission to be the world’s most hospitable company by delivering exceptional experiences – every hotel, every guest, every time. The company’s portfolio includes Hilton Hotels & Resorts, Waldorf Astoria Hotels & Resorts, Conrad Hotels & Resorts, Canopy by Hilton, Curio Collection by Hilton, DoubleTree by Hilton, Tapestry Collection by Hilton, Embassy Suites by Hilton, Hilton Garden Inn, Hampton by Hilton, Tru by Hilton, Homewood Suites by Hilton, Home2 Suites by Hilton and Hilton Grand Vacations. The company also manages an award-winning customer loyalty program, Hilton Honors. Hilton Honors members who book directly through preferred Hilton channels have access to instant benefits, including a flexible payment slider that allows members to choose exactly how many Points to combine with money, an exclusive member discount that can’t be found anywhere else, and free standard Wi-Fi.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the expectations regarding the performance of Hilton’s business, financial results, liquidity and capital resources and other non-historical statements, including the statements in the “Outlook” section of this press release. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including, among others, risks inherent to the hospitality industry, macroeconomic factors beyond Hilton’s control, competition for hotel guests and management and franchise contracts, risks related to doing business with third-party hotel owners, performance of Hilton’s information technology systems, growth of reservation channels outside of Hilton’s system, risks of doing business outside of the United States of America and Hilton’s indebtedness. Additional factors that could cause Hilton’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Part I—Item 1A. Risk Factors” of Hilton’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in Hilton’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in Hilton’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts:

Jill Slattery

Investor Contact

1-703-883-6043

jill.slattery@hilton.com

Nigel Glennie

Media Contact

1-703-883-5262

nigel.glennie@hilton.com